Exhibit 99.1

ARM HOLDINGS PLC

RULES OF THE ARM HOLDINGS PLC EMPLOYEE EQUITY PLAN
Directors’ Adoption:	2 March 2016
Shareholders’ Approval:	28 April 2016
Expiry Date:	28 April 2026

Contents

1. Meaning of words used	1
2. Administration of the Plan	6
3. Grant of Awards	6
4. Plan Limits	8
5. Rights of Participants	9
6. Malus	9
7. Vesting, Release and/or Exercise of Awards	10
8. Satisfaction of Awards	11
9. Alternative satisfaction of Awards	12
10. Tax Withholding and Tax Liability	13
11. Issues or Transfers of Shares	13
12. Lapse or forfeiture of Awards	14
13. Cessation of Employment	14
14. Corporate Events	16
15. Clawback	21
16. Amendments	21
17. Relationship with Contract of Employment	22
18. Data Protection	23
19. Notices	24
20. Stamp Duty	25
21. Currency Conversion and Transfer	25
22. Third Party Rights	25
23. Provisions of the Plan	25
24. Termination of the Plan	25
25. Governing Law and Jurisdiction	25
Schedule 1 – French Schedule	26

ARM Holdings plc – Rules – Employee Equity Plan
i

ARM Holdings plc Employee Equity Plan Rules

1.	Meaning of words used

1.1	In these Rules:

“Acquiring Company” means a person who obtains or has obtained Control of the Company;

“ADR” means an American Depositary Receipt representing Shares;

“Award” means an award under the Plan which may consist of any or a combination of any of:

(i)	a Conditional Share Award;

(ii)	a Market Value Option;

(iii)	a Nominal Cost Option;

(iv)	a Phantom Share Award;

(v)	a Restricted Share Award; and/or

(vi)	a Share Appreciation Right;

“Board of Directors” means the Board of Directors of the Company (or a duly authorised committee);

“Cash Equivalent” means the amount, if any, by which the Market Value on the date of Vesting or, in relation to an Option or Share Appreciation Right, the date of exercise, exceeds the Exercise Price (if any);

“Clawback Period” means the period during which clawback under Rule 15 may be invoked, which shall be the period of two calendar years from and including the date of Vesting or Release (as appropriate) of an Award or, in the case of an Option or Share Appreciation Right, from the date of exercise, or such other period specified by the Committee at the Date of Grant;

“Code” means the US Internal Revenue Code of 1986, as amended;

“Committee” means:

(i)	in the case of Senior Employees, the Remuneration Committee of the Board of Directors, or a sub-committee of it; and

(ii)	in any other case, the committee as described at (i) above or the Share Schemes Committee of the Board of Directors, or another committee or body authorised to operate the Plan;

“Company” means ARM Holdings plc, registered in England and Wales under number 2548782;

“Conditional Share Award” means a conditional right to acquire Shares granted under the Plan;

“Control” means the power of a person to secure, by means of the holding of shares or the possession of voting power or by virtue of any powers conferred by any articles of association

ARM Holdings plc – Rules – Employee Equity Plan

or other document, that the affairs of a body corporate are conducted in accordance with the wishes of that person;

“Date of Grant” means the date on which an Award is granted to an Eligible Employee;

“Dealing Day” means any business day on which the London Stock Exchange (or, if relevant and if the Committee so determines, any stock exchange nominated by the Committee on which the Shares or ADRs, as appropriate, are traded) is open for trading;

“Eligible Employee” means any employee of any Group Company or any executive director of the Company;

“Employer NIC” means any UK secondary class 1 (employer) National Insurance contributions that any Group Company is liable to pay, reasonably believes it is liable to pay, or which it would be liable to pay in the absence of the election referred to in Rule 3.7.2, in respect of an Award (including the grant, Vesting, Release, exercise, assignment or release of the Award or the acquisition of Shares or of any interest in Shares) or otherwise in connection with a Participant’s participation in the Plan, and which may be lawfully recovered from the Participant;

“Event” means where, in the opinion of the Committee, there are exceptional circumstances, including (without limitation):

(i)	a material mis-statement in the published results of the Group;

(ii)	misconduct on the part of the Participant concerned; and

(iii)	where, as a result of an appropriate review of accountability, the Participant is deemed to have caused in full or in part a material loss for the Group as a result of:-

a.	reckless, negligent or wilful actions; or

b.	inappropriate values or behaviour;

“Exercise Period” means the period starting on the date of Vesting and ending on the seventh anniversary of the Date of Grant, or such other shorter period as is specified by the Committee at the Date of Grant;

“Exercise Price” means the amount payable per Share (if any) by a Participant on the exercise of an Option;

“Grant Period” means the period of forty-two days commencing on:

(i)	the day on which the Plan is approved by the Company’s shareholders;

(ii)	the day on which the results of the Company are announced for any period;

(iii)	a day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards;

(iv)	any day on which changes to the law affecting Awards are announced, effected or made; or

(v)	the lifting of restrictions imposed by statute, order, regulation, government directive or the Model Code, which prevented the grant of Awards during the periods specified above;

ARM Holdings plc – Rules – Employee Equity Plan

“Group” means the Company and any Subsidiary, and the expression “Group Company” shall be construed accordingly;

“IA” means the Investment Association (an organisation which represents UK investment managers);

“ITEPA” means the UK Income Tax (Earnings and Pensions) Act 2003;

“Leave” means, in relation to a Participant, ceasing to be an employee or director within the Group, which, for these purposes, means when he no longer holds any employment or office with any member of the Group, and the expression “Leaving” shall be construed accordingly;

“Letter of Grant” means a letter or other communication evidencing the grant of an Award, in such form as prescribed by the Company from time to time;

“Market Value” means:

(i)	an amount equal to the closing middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange plc for the preceding Dealing Day or, where relevant, an amount equal to the closing price of an ADR quoted on the NASDAQ stock exchange for the preceding Dealing Day; or

(ii)	if the Committee so determines, an amount equal to the average closing middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange plc for a specified number (not to exceed five) of preceding Dealing Days or, where relevant, an amount equal to the average closing price of an ADR quoted on the NASDAQ stock exchange for a specified number (not to exceed five) of preceding Dealing Days; or

(iii)	if the Shares, or ADRs as appropriate, are not traded on such exchange, the market value of a Share or ADR, as appropriate, as determined in good faith by the Committee;

“Market Value Option" means an option to acquire Shares under the Plan at an Exercise Price which is not less than the greater of:

(i)	the Market Value as at the Date of Grant; and

(ii)	in the case of an option to subscribe for Shares, the nominal value of a Share, unless (and to the extent that) the Board of Directors gives an Undertaking;

“Model Code” means the Model Code for transactions in securities issued from time to time by the Financial Conduct Authority and any other applicable rules, statutory requirements or guidance as may from time to time be in force governing transactions in securities and/or any code adopted by the Board of Directors in addition or replacement;

“New Award” means an award over shares (including notional shares) in an Acquiring Company (or another body corporate determined by the Acquiring Company), granted in consideration for the release of a subsisting Award, which:

(i)	is equivalent in all material respects with the corresponding released Award (as determined by the Committee);

(ii)	is treated as having been acquired at the same time as the corresponding released

ARM Holdings plc – Rules – Employee Equity Plan

Award; and

(iii)	is governed by the Plan as if references to Shares were references to the shares over which the New Award is granted and, except in relation to the definition of “Committee” for the purposes of Rules 14.1, 14.5, 14.7.5 and this definition of “New Award”, references to the Company were references to the Acquiring Company (or the body corporate determined by the Acquiring Company, as appropriate);

“Nominal Cost Option” means an option to acquire Shares under the Plan at an aggregate Exercise Price of one pound sterling (or other currency equivalent) or such lower amount as determined by the Committee (including nil);

“Option” means a Market Value Option or a Nominal Cost Option;

“Other Plan” means any plan (other than this Plan) which provides for the subscription of Shares by or on behalf of employees of the Group;

“Participant” means a person to whom an Award has been made or, if that person has died and where the context requires, his Personal Representative;

“Performance Condition” means a condition imposed by the Committee under Rule 3.4 in respect of an Award;

“Performance Period” means the period over which a Performance Condition shall be measured in order to determine whether, and the extent to which, Awards shall Vest or be Released (as the case may be);

“Personal Representative” means, in relation to a Participant, the person or persons appointed to administer the Participant’s estate, or any equivalent under applicable law, who have provided to the Company evidence of their appointment as such;

“Phantom Share Award” means a conditional right to receive, under the Plan, a cash sum equal to the Market Value on the date of Vesting multiplied by a number of notional Shares subject to the Phantom Share Award;

“Plan” means the ARM Holdings plc Employee Equity Plan as set out in these Rules (including any schedules) as amended from time to time;

“Release” means the restrictions applicable to a Restricted Share Award ending or ceasing to apply to that Award, and the expression “Released” shall be construed accordingly;

“Release Date” means the date or dates specified in the Letter of Grant as being the date when all or a proportion of a Restricted Share Award will be Released, which will on each occasion be on or shortly after an anniversary of the Date of Grant unless determined otherwise by the Committee;

“Restricted Share Award” means an award of Shares under the Plan which is subject to restrictions, such that the Participant is the beneficial owner of the Shares which comprise the Award from the Date of Grant, but the Participant irrevocably agrees not to sell, transfer, assign, charge or otherwise dispose of or fetter such Shares until at the earliest each applicable Release Date;

ARM Holdings plc – Rules – Employee Equity Plan

“Senior Employee” means any executive director of a Group Company, or a senior employee of the Group who is not a director but who is, in the opinion of the Committee, closely involved in the management and administration of the Group as a whole;

“Share” means an ordinary share in the capital of the Company;

“Share Appreciation Right” means a right under the Plan to receive a cash sum or a whole number of Shares as close as possible in value in either case to the growth in value of a Share between the Date of Grant and the date of exercise, multiplied by a number of notional Shares subject to the right;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of section 1159 of the UK Companies Act 2006;

“Tax Liability” means a liability of any Group Company (or former Group Company) to account for any taxes, duties, levies, social security contributions (which shall, to the extent provided for pursuant to Rule 3.7, include Employer NIC) or other amounts (wherever arising) in respect of an Award (including the grant, Vesting, Release, exercise, assignment or release of the Award or the acquisition of Shares or of any interest in Shares or the payment of any cash amounts in connection with the Plan) or otherwise in connection with a Participant’s participation in the Plan. References to social security contributions include anything which, in the opinion of the Company, is reasonably comparable to social security contributions;

“Treasury Shares” means Shares in the Company as referred to in section 724 of the UK Companies Act 2006;

“UK” means the United Kingdom;

“Undertaking” means, in relation to a Market Value Option, an undertaking that upon the exercise of such Option, arrangements will be made for the capitalisation of undistributed profits or reserves of the Company equal to the amount by which the aggregate Exercise Price is less than the aggregate nominal value of the Shares to be issued upon such exercise;

“US” means the United States of America;

“Vesting” means a Participant becoming unconditionally entitled to:

(i)	in respect of an Option, exercise the Option;

(ii)	in respect of a Share Appreciation Right, exercise the Share Appreciation Right;

(iii)	in respect of a Conditional Share Award, acquire Shares subject to the Award; and

(iv)	in respect of a Phantom Share Award, receive an amount of cash in respect of the notional Shares subject to the Award,

and the expressions “Vest” and “Vested” shall be construed accordingly; and

“Vesting Date” means the date or dates specified in the Letter of Grant as being the date when all or a proportion of an Award (other than a Restricted Share Award) will Vest, which will on each occasion be on or shortly after an anniversary of the Date of Grant unless determined otherwise by the Committee.

ARM Holdings plc – Rules – Employee Equity Plan

1.2	In these Rules, except insofar as the context otherwise requires:

1.2.1	words denoting the singular shall include the plural and vice versa;

1.2.2	words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

1.2.3	references to any enactment or statutory requirement shall be construed as a reference to that enactment or requirement as from time to time amended, modified, extended or re-enacted and shall include any orders, regulations, instruments or other sub-ordinate legislation made under it; and

1.2.4	headings are provided for reference only and shall not be considered as part of the Plan.

2.	Administration of the Plan

2.1	The Plan shall be administered by the Committee. The Committee has authority to make rules and regulations for the administration of the Plan.

2.2	If any question or dispute arises as to the interpretation of the Plan or any rules, regulations or procedures relating to it, the decision of the Committee shall be final and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, including any Award.

2.3	The cost of establishing and operating the Plan shall be borne by the Company and/or any Group Companies which employ the Participants in such proportions as the Committee shall determine.

3.	Grant of Awards

3.1	The Committee has absolute discretion to determine those Eligible Employees to whom Awards may be made under the Plan, provided that:

3.1.1	such Eligible Employees remain Eligible Employees at the Date of Grant; and

3.1.2	such Eligible Employees are not under notice of termination of employment whether given or received at the relevant Date of Grant.

3.2	Subject to Rule 4, Awards shall be granted by the Company during a Grant Period, by resolution, deed or in such other manner as shall be considered appropriate in order to effect such grant.

3.3	A Letter of Grant shall be despatched as soon as practicable after the Date of Grant to each Participant, and must specify:

3.3.1	the Date of Grant;

3.3.2	the form of Award;

3.3.3	the number of Shares (including notional Shares) subject to the Award or the basis on which such number will be determined;

ARM Holdings plc – Rules – Employee Equity Plan

3.3.4	the Exercise Price (if any);

3.3.5	the Exercise Period (if any);

3.3.6	other than in respect of a Restricted Share Award, the Vesting Date and, where the Award is a Restricted Share Award, the Release Date;

3.3.7	the Performance Condition and the applicable Performance Period (if any);

3.3.8	whether the Participant is a Senior Employee;

3.3.9	if Rules 6 and/or 15 apply to the Award, confirmation:

(i)	that one or both of these Rules apply; and

(ii)	of the Clawback Period that will apply, where relevant;

3.3.10	if Rules 3.7.1 or 3.7.2 apply to the Award, confirmation that one or both of these Rules apply;

3.3.11	in the case of a Restricted Share Award:

(i)	details of the restrictions that apply to the Restricted Share Award;

(ii)	whether the Participant has the right to receive dividends in respect of the Shares subject to the Restricted Share Award prior to the Release Date and, if so, on what terms;

(iii)	whether the Participant has the right to vote in respect of the Shares subject to the Restricted Share Award prior to the Release Date; and

(iv)	whether the Participant will be required to enter into an election under Section 431(1) or 431(2) ITEPA and/or an election under Section 83(b) of the Code (or any other election or procedure having a similar effect under the law of any jurisdiction);

3.3.12	in the case of a Share Appreciation Right, whether it is to be settled in cash or Shares; and

3.3.13	any other terms or conditions of the Award.

3.4	The Committee may make the Vesting or Release of Awards conditional on the satisfaction of one or more Performance Conditions, which must:

3.4.1	be objective;

3.4.2	be specified at the Date of Grant;

3.4.3	be measured over a Performance Period that is specified at the Date of Grant; and

3.4.4	provide that an Award will lapse or be forfeited (as appropriate) to the extent that the Performance Conditions are not satisfied.

3.5	The Committee may change or waive a Performance Condition after the Date of Grant in accordance with its terms or if anything happens which causes the Committee reasonably to

ARM Holdings plc – Rules – Employee Equity Plan

consider it appropriate to do so. The changed Performance Condition must, in the opinion of the Committee, not be materially less or more difficult to satisfy than the original condition was intended to be at the Date of Grant. The Company will notify any relevant Participant as soon as practicable after any such change or waiver has been effected.

3.6	The Committee may, prior to grant of the Award, in its absolute discretion determine that an Award will be subject to Rule 6 and/or Rule 15.

3.7	In respect of Awards (other than Phantom Share Awards or Share Appreciation Rights to be settled in cash) granted to Participants who are or may be subject to a Tax Liability arising in the UK, such Awards may be granted subject to a condition that the Participant is required to:

3.7.1	agree to bear the cost of all or part of any Employer NIC which arises in respect of an Award; and/or

3.7.2	elect, using a form approved by HM Revenue & Customs, that the whole or any part of the liability for Employer NIC shall be transferred to the Participant.

3.8	Where an Award is granted subject to Rule 3.7.2 and, at the date of Vesting or exercise, no valid election to transfer the liability for Employer NIC is in place, that Award shall be deemed to have been granted subject to Rule 3.7.1.

3.9	A Participant is not required to pay for the grant of any Award.

3.10	In the case of a Restricted Share Award, the Committee may determine that the Shares subject to the Restricted Share Award must be registered in the name of a nominee on the Date of Grant. If the Committee does so determine, those Shares shall be held by the nominee and, to the extent that the related Restricted Share Award is forfeited in accordance with the terms of this Plan, at the direction of the Committee, the beneficial title to such Shares shall be transferred to the Company and the nominee shall sell the Shares and pay the proceeds of sale to the Company or to such other entity or person as the Committee directs.

3.11	A Participant may reject the grant to him of all or part of his Award within 30 days after the Date of Grant (or such other period specified by the Company at the Date of Grant) by notice to be given in such form and to such person as determined by the Company, in which case the Award will be deemed to have never been granted.

3.12	By participating in the Plan, a Participant agrees to be bound by the terms and conditions set out in the Rules of the Plan and his Letter of Grant.

4.	Plan Limits

Awards may be granted pursuant to this Plan provided that such Awards shall be limited and take effect so that the grant does not result in the aggregate of:

4.1	the number of Shares which remain issuable (and when it is a best practice requirement of the IA, the number of Treasury Shares that remain reissuable) pursuant to subsisting Awards granted under the Plan within the preceding five years;

ARM Holdings plc – Rules – Employee Equity Plan

4.2	the number of Shares which have been issued (and when it is a best practice requirement of the IA, the number of Treasury Shares that have been reissued) pursuant to Awards granted under the Plan within the preceding five years; and

4.3	the number of Shares which have been issued (and when it is a best practice requirement of the IA, the number of Treasury Shares that have been reissued) or which remain issuable or reissuable accordingly (as the case may be) pursuant to rights granted under any Other Plan within the preceding five years, exceeding ten percent (10%) of the Shares in issue on the last Dealing Day before the Date of Grant. The Committee may adjust the aggregate number of Shares in each case to reflect any subsequent variation of Share capital in such manner as it considers is fair and reasonable in its discretion. For the purposes of this Rule 4, any Shares issued to a trustee in connection with specific Awards granted under the Plan shall count as Shares issued pursuant to Awards granted under the Plan.

5.	Rights of Participants

5.1	Participants shall not be entitled to:

5.1.1	receive copies of accounts, circulars or notices sent to holders of Shares (other than in respect of a Restricted Share Award where the legal title to the Shares is held in the Participant’s name);

5.1.2	exercise voting rights (other than in respect of a Restricted Share Award, where stated to carry such a right in the Letter of Grant); or

5.1.3	receive dividends (other than in respect of a Restricted Share Award, where stated to carry such a right in the Letter of Grant),

until after the date of Vesting or Release (as appropriate) and the issue, transfer or Release (as appropriate) of Shares to such Participants in accordance with this Plan.

5.2	The granting of an Award shall not constitute such Participant a shareholder of any Shares subject to that Award until such Shares have been issued or transferred to him.

5.3	Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution and are exercisable only by the Participant.

5.4	Except for a transfer in accordance with Rule 3.10, an Award shall lapse or be forfeited immediately if the Participant, whether voluntarily or involuntarily, transfers or assigns it (or any rights in respect of it) or mortgages, charges or otherwise disposes of it or of any rights in respect of it (except as provided in Rule 5.3) or, to the extent permitted by applicable law, is adjudicated bankrupt.

6.	Malus

If this Rule 6 applies to an Award, the Committee may decide at any time prior to the date of Vesting or the date of Release (as appropriate) that the number of Shares (including notional Shares) subject to an Award shall be reduced (including to nil) on such basis as the Committee in its absolute discretion considers to be fair, reasonable and proportionate where there is an Event. In such

ARM Holdings plc – Rules – Employee Equity Plan

circumstances, that Award will be treated (to the relevant extent) as lapsed or forfeited accordingly and the Company must notify the Participant as soon as reasonably practicable.

7.	Vesting, Release and/or Exercise of Awards

7.1	Awards shall Vest or be Released only subject to and in accordance with the Rules of this Plan and the Letter of Grant.

7.2	Subject to Rule 3.5, if an Award has been granted subject to a Performance Condition it shall only Vest or be Released (as the case may be) in accordance with the terms of that Performance Condition and to the extent that the Committee determines the Performance Condition has been satisfied (measured over the applicable Performance Period). The Company will, as soon as practicable after the end of the Performance Period, send to Participants details of the extent to which (if at all) Awards shall Vest or be Released (as appropriate).

7.3	Subject to the other provisions of this Rule 7, an Award will Vest or be Released (as the case may be) on the occurrence of the earliest of the following events:

7.3.1	the Vesting Date or the Release Date (as appropriate);

7.3.2	the date provided for Vesting or Release of the Award (as appropriate) in accordance with Rule 13; or

7.3.3	the date provided for Vesting or Release of the Award (as appropriate) in accordance with Rule 14.

7.4	If and to the extent an Award (or part of it) does not Vest or is not Released (as the case may be) pursuant to Rules 7.2 and 7.3, it (or such part of it, as appropriate) shall immediately lapse or be forfeited, as the case may be.

7.5	An Option or Share Appreciation Right may be exercised in whole or in part.

7.6	A Participant may exercise an Option or Share Appreciation Right, to the extent that the Option or Share Appreciation Right has Vested, at any time during the Exercise Period by giving notice in such form and to such person as determined by the Committee. Unless the Committee determines otherwise, any such notice shall only take effect in relation to an Option when:

7.6.1	the relevant Exercise Price (if any) is received by the Company; or

7.6.2	the Committee agrees that the Participant may fund the Exercise Price (if any) pursuant to alternative arrangements (which may include a cashless exercise facility) which are acceptable to the Committee.

7.7	To the extent not exercised at the end of the Exercise Period, an Option or Share Appreciation Right shall lapse.

7.8	The Company may require, as a condition of any Award, that the Vesting, Release or exercise be permissible under all applicable laws, including without limitation under the US Securities Act of 1933, as amended, and comply with the requirements of any exchange on which the Shares are then admitted to trading. In connection therewith, the Company may require, as a condition

ARM Holdings plc – Rules – Employee Equity Plan

of the effectiveness of the Vesting, Release or exercise (as appropriate) of any Award, that the Participant shall have made such representations, in a manner satisfactory to the Company, and agreed to such transfer limitations, as the Committee shall reasonably require.

7.9	No Award shall Vest, be Released or be exercised in contravention of the Model Code. If, on any occasion, the Vesting, Release or exercise of an Award (as appropriate) is restricted by reason of the Model Code, the Award shall be taken to Vest, be Released or be exercised (as appropriate) as soon as practicable after all such restrictions have been lifted and the provisions of this Plan shall be interpreted accordingly.

7.10	No amount (other than the Exercise Price, where relevant) shall be payable by a Participant for the acquisition of Shares pursuant to an Award unless, in the case of an Award to subscribe, the Company requires the Participant to pay the aggregate nominal value of the Shares over which the Award Vests or is exercised (or of the Shares to be acquired by him, if less), as appropriate, in which case the Company shall specify the arrangements for collecting such nominal value from the Participant.

7.11	No fraction of a Share (including a notional Share) shall be included in any Award which has Vested or been Released.

7.12	In respect of a Restricted Share Award which is to be forfeited in whole or in part pursuant to any Rule of this Plan, by participating in the Plan, the Participant agrees to take such actions (and appoints any director of the Company to be his agent and attorney and take such actions on his behalf) as the Company may require in order to transfer or procure the transfer of the relevant number of forfeited Shares to the Company (or such person as the Company directs).

8.	Satisfaction of Awards

8.1	As soon as practicable after an Award has Vested to any extent and, in the case of an Option or Share Appreciation Right, been exercised by the Participant, the Company shall (in each case subject to Rule 10):

8.1.1	in the case of a Conditional Share Award or an Option, issue or transfer or procure the issue or transfer to, or to the order of, the Participant, the number of Shares over which the Award has Vested and, in the case of an Option, been duly exercised on that occasion (as appropriate);

8.1.2	in the case of a Share Appreciation Right:

(i)	to the extent that the Share Appreciation Right, in accordance with its terms, is to be settled in cash, pay or procure the payment to the Participant of a cash sum equivalent in value to the difference between the Market Value on the Date of Grant and the Market Value on the date of exercise, multiplied by the number of Vested notional Shares in respect of which the Share Appreciation Right has been duly exercised on that occasion; or

(ii)	to the extent that the Share Appreciation Right, in accordance with its terms, is to be settled in Shares, issue or transfer or procure the issue or transfer to, or to the order of, the Participant, the number of whole Shares as is as close as possible in value to, but not in excess of, the difference between the Market Value on the Date of Grant and the Market Value on the date of exercise,

ARM Holdings plc – Rules – Employee Equity Plan

multiplied by the number of Vested notional Shares in respect of which the Share Appreciation Right has been duly exercised on that occasion; and

8.1.3	in the case of a Phantom Share Award, pay or procure the payment to the Participant of a cash sum equal to the Market Value on the date of Vesting multiplied by the number of Vested notional Shares subject to that Award on that occasion.

8.2	The Shares subject to a Restricted Share Award shall be Released on any occasion subject to Rule 10.

9.	Alternative satisfaction of Awards

9.1	Where a Conditional Share Award has Vested, or an Option or Share Appreciation Right (to be settled in Shares) has been duly exercised, in respect of any number of Shares, and those Shares have not yet been issued or transferred, the Committee may determine that either:

9.1.1	a Group Company shall procure the sale on behalf of the Participant of such Shares and pay to the Participant the net proceeds of sale; or

9.1.2	in substitution for (and satisfaction of) his right to acquire such number of Shares, the Participant shall be paid a cash sum equal to the Cash Equivalent of that number of Shares.

9.2	As soon as reasonably practicable after:

9.2.1	the Shares are sold pursuant to Rule 9.1.1; and/or

9.2.2	a determination has been made under Rule 9.1.2 that a Participant shall be paid a Cash Equivalent in substitution for (and satisfaction of) his right to acquire Shares,

the relevant Group Company shall pay to the Participant or procure the payment to him of that sum in cash (subject to Rule 10).

9.3	In relation to any Award to be settled in Shares (other than a Restricted Share Award) the Committee may determine in its discretion that the number of Shares subject to such Award shall be reduced (on such basis as it determines appropriate) to take account of the aggregate Exercise Price payable, if relevant, and/or any Tax Liability which may arise, in which case the value of the number of Shares by which the Award is reduced in order to take account of any Tax liability which may arise (as determined by the Committee based on the Market Value at that time) shall be paid in cash to the Participant as soon as reasonably practicable, subject to any relevant deductions in accordance with Rule 10.1.2.

9.4	If the Committee determines that an Option will be satisfied in accordance with Rule 9.1.2 or that the Shares subject to an Option are (or are to be) reduced under Rule 9.2 to take account of the aggregate Exercise Price payable:

9.4.1	the Participant will not be required to pay any cash amount; and

9.4.2	the relevant Group Company shall refund the amount of any payments already made by the Participant,

ARM Holdings plc – Rules – Employee Equity Plan

in respect of the Exercise Price otherwise payable for the exercise of the Option on that occasion.

9.5	The Committee may determine, in its discretion, that it shall settle an Award in whole or in part by using any combination of the methods set out in this Rule 9.

9.6	If a Participant is required to pay the aggregate nominal value of any Shares to be acquired by him in accordance with Rule 7.10, this may be taken into consideration in the application of this Rule 9.

10.	Tax Withholding and Tax Liability

10.1	By participating in the Plan, each Participant:

10.1.1	agrees that he shall be responsible for and shall bear any Tax Liability that may arise and shall reimburse the relevant Group Company (or former Group Company) for any Tax Liability that arises;

10.1.2	agrees that the relevant Group Company (or former Group Company) shall have the right to deduct any amount representing any Tax Liability that arises from any payment of any kind otherwise due to the Participant or to make any other arrangements necessary for the Group Company (or former Group Company) to satisfy the Tax Liability; and

10.1.3	authorises any Group Company:

(i)	to sell or procure the sale on his behalf of such number of the Shares he acquires on Vesting, exercise or Release, as appropriate, as the Company deems appropriate to realise net proceeds sufficient to meet any Tax Liability that arises; and

(ii)	to procure payment to the relevant Group Company (or former Group Company) out of the net proceeds of sale of such Shares as mentioned in (i) above (after deduction of all fees, commissions and expenses incurred in relation to such sale) of monies to satisfy any Tax Liability that arises.

11.	Issues or Transfers of Shares

11.1	For the purposes of the Plan, Shares may be newly issued Shares, Treasury Shares or Shares transferred by a third party.

11.2	If a Participant requests, some or all of the Shares he acquires on Vesting or exercise of his Award (as appropriate) may be issued or transferred to a nominee of the Participant, provided that beneficial ownership of the Shares vests in the Participant.

11.3	Certificates (or other evidence of ownership) representing Shares acquired under the Plan may be issued only in the name of the Participant or in the name of a nominee authorised by that Participant.

ARM Holdings plc – Rules – Employee Equity Plan

11.4	No Shares may be issued or transferred in contravention of the Model Code. If on any occasion the issue or transfer of any Shares is restricted by reason of the Model Code, such Shares shall be issued or transferred as soon as practicable after all such restrictions have been lifted.

11.5	All allotments, issues, transfers and sales of Shares will be subject to the Company’s Articles of Association and all applicable rules of any securities exchange on which Shares are listed or traded and any necessary consents or governmental approvals under any relevant enactments or regulations for the time being in force in the UK or elsewhere. An Eligible Employee or Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent or approval.

11.6	All Shares issued or transferred pursuant to the Plan shall rank equally in all respects with the Shares then in issue except that:

11.6.1	Shares issued pursuant to the Plan will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment; and

11.6.2	in respect of Shares transferred (including a transfer of Treasury Shares) pursuant to the Plan, a Participant will be entitled only to those rights attaching to Shares by reference to a record date on or after the transfer date.

11.7	Whilst the Shares are listed on the Official List maintained by the Financial Conduct Authority and traded on the London Stock Exchange, the Company will apply for listing of any Shares issued in connection with the Plan as soon as practicable.

12.	Lapse or forfeiture of Awards

Unless the Committee determines otherwise, an Award shall lapse or be forfeited in whole or in part, as appropriate, at the earliest of the times providing for lapse or forfeiture, as appropriate, under this Plan.

13.	Cessation of Employment

13.1	If a Participant holding a subsisting Award Leaves before a Vesting Date or a Release Date (as appropriate) of his Award due to:

13.1.1	injury or disability (in each case, evidenced to the satisfaction of the Committee);

13.1.2	redundancy (within the meaning of the UK Employment Rights Act 1996 as amended, or overseas equivalent);

13.1.3	retirement (as determined by the Committee);

13.1.4	the transfer of the whole or part of the undertaking (being a company, business or part of a business) in which the Participant is employed, so that the Participant becomes employed by a person who is not a Group Company; or

13.1.5	such other circumstance as the Committee may in its absolute discretion determine,

the Committee may determine, in its absolute discretion, within 30 days of a Participant Leaving, that his Award will Vest or be Released, and such Award shall Vest or be Released on each relevant Vesting Date or Release Date (as appropriate), or on such earlier date or

ARM Holdings plc – Rules – Employee Equity Plan

dates as the Committee may determine. In the absence of any such determination, the Award shall lapse or be forfeited, as appropriate, at the end of that 30 day period.

13.2	If a Participant holding a subsisting Award dies before a Vesting Date or a Release Date (as appropriate) of his Award, his Award shall Vest or be Released on the date that is 30 days after the date of death, unless the Committee determines in its absolute discretion within that 30 day period that the Award shall not Vest or be Released until the relevant Vesting Date or Release Date (as appropriate) of the Award.

13.3	If an Award shall Vest or be Released early in accordance with Rule 13.1 or 13.2, such Award will Vest or be Released (as appropriate):

13.3.1	to the extent that the Committee determines in its discretion that the Performance Condition (if any) has been or will be treated as having been satisfied; and

13.3.2	on a pro rata basis to reflect the period from the Date of Grant until the date of Leaving, as a proportion of the period from the Date of Grant to the relevant Vesting Date or Release Date (as appropriate),

PROVIDED THAT the Committee may in its discretion adjust the outcome that would otherwise apply pursuant to Rules 13.3.1 and/or 13.3.2.

13.4	Subject to Rule 13.5, a Participant shall have six months from the date of Vesting or Leaving, whichever is longer (or such other period as determined by the Committee) to exercise an Option or Share Appreciation Right. If and to the extent such Option or Share Appreciation Right (or part of it) is not exercised in that period, the Option or Share Appreciation Right (or part of it, as appropriate) shall lapse.

13.5	If a Participant dies (whether before or after Vesting of a subsisting Award granted as an Option or Share Appreciation Right), his Personal Representative shall have either six months from the date of Vesting or twelve months from the date of death, whichever is longer (or such other period as determined by the Committee), to exercise such Option or Share Appreciation Right. If and to the extent such Option or Share Appreciation Right (or part of it) is not exercised in that period, the Option or Share Appreciation Right (or part of it, as appropriate) shall lapse.

13.6	If a Participant Leaves for any reason other than death, after an Option or Share Appreciation Right has Vested but before the Option or Share Appreciation Right has been exercised, unless the Committee determines otherwise within 30 days of Leaving, his Option or Share Appreciation Right shall lapse 30 days after he Leaves.

13.7	If the Committee makes a determination pursuant to Rule 13.6, the Committee shall specify the terms on which such Option or Share Appreciation Right shall be exercised.

13.8	If a Participant holding a subsisting Award Leaves before the date of Vesting or Release (as appropriate) of his Award for any reason other than those specified in Rules 13.1 or 13.2, his Award shall immediately lapse or be forfeited, as appropriate.

13.9	An Award that is subject to Rule 13.1 or 13.6 shall not Vest, be Released or be exercised within the 30 day period specified in those Rules, but any such purported Vesting, Release or exercise shall be delayed until after the end of that period and:

ARM Holdings plc – Rules – Employee Equity Plan

13.9.1	if the Award lapses or is forfeited, as appropriate, shall be taken never to have happened; or

13.9.2	if the Committee determines that the Award shall not lapse or be forfeited, as appropriate, shall occur in accordance with Rule 13.1 or 13.7, as appropriate.

13.10	To the extent that an unvested Award does not, or will not, Vest or be Released under this Rule 13, the Award shall lapse or be forfeited, as appropriate.

13.11	No Option or Share Appreciation Right shall be exercised pursuant to this Rule 13 after the expiry of the Exercise Period.

13.12	An Option or Share Appreciation Right shall be exercised under this Rule 13 by notice given by the Participant in such form and to such person as determined by the Company.

14.	Corporate Events

14.1	Internal Reorganisation

The following provisions of this Rule 14 shall have effect subject to this Rule 14.1:

14.1.1	If, as a result of the events specified in Rules 14.2 or 14.3, a company will obtain Control of the Company, or a company will become bound or entitled as mentioned in Rule 14.4, then, notwithstanding Rules 14.2, 14.3 or 14.4, if, when the company acquires Control or becomes bound or entitled, the majority of the persons comprising its board are members of the Board of Directors, then an Award will not Vest or be Released as a result of the operation of Rules 14.2, 14.3 or 14.4 if the Acquiring Company (or another body corporate determined by the Acquiring Company) makes an offer to exchange all subsisting Awards for the grant of New Awards within:

(i)	30 days of the date of change of Control referred to in Rule 14.2;

(ii)	30 days of the Court sanctioning a compromise or arrangement referred to in Rule 14.3; or

(iii)	21 days of the first day of the period during which a person is bound or entitled to acquire Shares referred to in Rule 14.4.

14.1.2	If no offer is made within the period so defined, Rules 14.2, 14.3 and 14.4 shall continue to apply. For the avoidance of doubt this Rule 14 does not affect the date the Awards lapse or are forfeited (as appropriate) under Rules 14.2, 14.3 or 14.4.

14.1.3	Where an Acquiring Company (or another body corporate determined by the Acquiring Company) does offer to exchange all Awards under this Rule 14.1, unless the Committee determines otherwise (in which case it shall determine whether Awards shall lapse or be forfeited, as appropriate, to the extent not exchanged or whether Rule 14.2, 14.3 or 14.4, as appropriate, shall continue to apply to the Awards), each Participant shall be deemed to accept the New Award that corresponds to his subsisting Award, and, in respect of a Participant with a Restricted Stock Award, he shall enter into such documentation and/or arrangements as required by the Committee to bring this into effect.

ARM Holdings plc – Rules – Employee Equity Plan

14.2	Takeover

If any person obtains Control of the Company as a result of making:

14.2.1	an offer (whether a general offer or not) to acquire the whole of the issued share capital of the Company (other than that which is already owned by the offeror) which is unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

14.2.2	an offer (whether a general offer or not) to acquire all the shares (other than shares which are already owned by the offeror) in the Company which are of the same class as the Shares,

then the Company shall notify all Participants as soon as is practicable of the offer and, subject to Rules 14.7.2, 14.7.7 and 14.7.8:

(i)	any subsisting Conditional Share Award or Phantom Share Award shall Vest on the date that Control is obtained;

(ii)	any subsisting Option or Share Appreciation Right may be exercised (but so that exercise shall be conditional upon Control being obtained) from the date of the receipt of that notification up to the expiry of a period ending six months from the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. Subject to Rule 14.7.3, at the end of this six-month period an Option or Share Appreciation Right, to the extent not exercised, shall lapse; and

(iii)	any subsisting Restricted Share Award shall be Released on the date that Control is obtained.

14.3	Compromise or Arrangement

If under any statute or order governing company takeovers, reconstructions, liquidations or amalgamations, it is proposed that the relevant legal authority (the “Court”) sanctions a compromise or arrangement in relation to the Company or likely to affect or apply to Shares, then the Company shall give notice to all Participants at the same time as it sends notices to members of the Company calling the meeting to consider such a compromise or arrangement and, subject to Rules 14.7.2, 14.7.7 and 14.7.8:-

14.3.1	any subsisting Conditional Share Award or Phantom Share Award shall Vest on the later of the date the Court sanctions the compromise or arrangement and the date it becomes effective;

14.3.2	any subsisting Option or Share Appreciation Right may be exercised (but so that exercise shall be conditional on such compromise or arrangement being sanctioned by the Court and becoming effective) from the date of the receipt of that notification, up to the later of the expiry of six months from the date of such notice or the expiry of six months from the date on which the Court sanctions such compromise or arrangement. Subject to Rule 14.7.3, at the end of the relevant period an Option or Share Appreciation Right, to the extent not exercised, shall lapse; and

ARM Holdings plc – Rules – Employee Equity Plan

14.3.3	any subsisting Restricted Share Award shall be Released on the later of the date the Court sanctions the compromise or arrangement and the date it becomes effective.

If the Shares acquired on the Vesting or exercise (as appropriate) of an Award are not subject to such compromise or arrangement, then the Participant shall transfer or otherwise deal with the Shares acquired by him so as to place him in the same position (so far as possible) as would have been the case if such Shares had been subject to such compromise or arrangement.

14.4	Bound or Entitled

If any person becomes bound or entitled to acquire Shares under any statute or order governing company takeovers, reconstructions, liquidations or amalgamations then, subject to Rules 14.7.2, 14.7.7 and 14.7.8:

14.4.1	any subsisting Conditional Share Award or Phantom Share Award shall Vest on the date when such person becomes so bound or entitled;

14.4.2	any subsisting Option or Share Appreciation Right may be exercised at any time when that person remains so bound or entitled and, subject to Rule 14.7.3, at the end of this period, an Option or Share Appreciation Right, to the extent not exercised, shall lapse; and

14.4.3	any subsisting Restricted Share Award shall be Released on the date when such person becomes so bound or entitled.

14.5	Rollover

If as a result of the events specified in Rules 14.2 or 14.3 a company has obtained Control of the Company, or a company has become bound or entitled as mentioned in Rule 14.4, the Participant may, if that company so agrees, release any subsisting Award he holds in consideration for the grant of a New Award, in which case, in respect of a Participant with a Restricted Stock Award, he shall enter into such documentation and/or arrangements as required by the Committee to bring this into effect.

14.6	Winding-up

If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Company, then the Company shall notify all Participants as soon as is practicable and subject to Rules 14.7.7 and 14.7.8:

14.6.1	any subsisting Conditional Share Award or Phantom Share Award shall Vest upon such resolution being passed;

14.6.2	any subsisting Option or Share Appreciation Right may be exercised (but so that exercise shall be conditional upon such resolution being passed) from the date of receipt of such notification until the resolution is duly passed or defeated or the general meeting is concluded or adjourned, whichever shall first occur. Subject to Rule 14.7.3, immediately after such a resolution is passed an Option or Share Appreciation Right, to the extent not exercised, shall lapse; and

ARM Holdings plc – Rules – Employee Equity Plan

14.6.3	any subsisting Restricted Share Award shall be Released upon such resolution being passed.

14.7	General

14.7.1	An Option or Share Appreciation Right exercised in accordance with this Rule 14 shall be exercised by notice given by the Participant in such form and to such person as determined by the Company.

14.7.2	If as a result of the events specified in Rules 14.2 or 14.3 a person has obtained Control of the Company, or if a person has become bound or entitled as mentioned in Rule 14.4, the Committee shall be entitled at any time to specify that all subsisting Options and Share Appreciation Rights shall lapse and cease to be exercisable at the end of a period of not less than 30 days by notice to the Participants to this effect. At the end of the period so specified an Option or Share Appreciation Right, to the extent not exercised, shall lapse and cease to be exercisable.

14.7.3	An Option or Share Appreciation Right, whether or not exercisable prior to or as a result of the occurrence of an event specified in Rules 14.2, 14.3, 14.4 or 14.6 shall, if an event so specified occurs, lapse in accordance with the relevant sub-rule of this Rule 14 or, if earlier, as determined by any other provision of these Rules dealing with the time of lapse. Where prior to the date an Option or Share Appreciation Right lapses there occurs one or more further events specified in Rules 14.2, 14.3, 14.4 or 14.6 an Option or Share Appreciation Right shall lapse on the earlier of the date determined by the preceding part of this Rule 14.7.3 and the date of lapse relevant to the further event or events.

14.7.4	For the purposes of this Rule 14 a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

14.7.5	A New Award shall not Vest or be Released, as appropriate, by virtue of the event pursuant to which it was granted. A New Award granted in consideration of the release of a subsisting Award shall be evidenced by an Award document which shall import the relevant provisions of these Rules, subject only to such amendments as the Committee considers are necessary or appropriate to reflect the change in identity of the company over whose shares (including notional shares) the New Award subsists and similar consequential changes (including, where appropriate, the adjustment of the Performance Conditions).

14.7.6	No Option or Share Appreciation Right shall be exercised pursuant to this Rule 14 after the expiry of the Exercise Period.

14.7.7	On the occurrence of an event specified in Rules 14.2, 14.3, 14.4 and 14.6, the Performance Condition(s) (if any) in relation to Awards that have not previously Vested or been Released that are held by Participants who are not Senior Employees shall be deemed to be satisfied in full and such Awards shall Vest or be Released (as appropriate) in accordance with the relevant Rule.

ARM Holdings plc – Rules – Employee Equity Plan

14.7.8	On the occurrence of an event specified in Rules 14.2, 14.3, 14.4 and 14.6, Awards that have not previously Vested or been Released that are held by Senior Employees shall Vest or be Released (as appropriate) only to the extent determined by the Committee, having regard to:

(i)	the extent to which it determines in its discretion that the Performance Condition(s) (if any) have been or will be treated as having been satisfied by reference to the period from the first day of the Performance Period to the date of the event specified in Rules 14.2, 14.3, 14.4 or 14.6, as appropriate; and

(ii)	the period from the Date of Grant until the date of the event specified in Rules 14.2, 14.3, 14.4 or 14.6, as appropriate, as a proportion of the period from the Date of Grant to each original Vesting Date or Release Date, as appropriate, in which case the Committee may determine that the Award shall be reduced on a pro rata basis.

14.8	Variation of Share Capital

14.8.1	In the event of any variation of the share capital of the Company, including, but without prejudice to the generality of the preceding words, any capitalisation, rights issue, open offer, consolidation, sub-division, reduction of capital, and/or in the event of a special dividend or distribution in specie (including a demerger in the form of a distribution in specie) or other demerger in whatever form the number of Shares (including notional Shares) subject to any Award and the Exercise Price (if any) may be adjusted by the Committee in such manner as is, in its opinion, fair and reasonable provided that:

(i)	in relation to a Restricted Share Award, where relevant, the Participant may be invited to provide funds of his own to the Company (or such other person as the Company may determine) to enable the take up of any rights and to the extent that he does not do so, he will be deemed to have given an irrevocable authority to sell sufficient rights nil paid at such time as the Company shall, in its discretion, determine to enable the take up with the net proceeds of sale of the balance of the entitlement in respect of that Award. In the event that Shares are taken up, the Committee shall specify whether such acquired Shares are subject to like terms and conditions (including restrictions) as the Restricted Share Award from which such taken up Shares derived; and

(ii)	the Exercise Price for a Share subject to a Market Value Option to subscribe is not reduced below its nominal value unless (and to the extent that) the Board of Directors gives an Undertaking.

14.8.2	A variation pursuant to Rule 14.8.1 shall be deemed to be effective from the record date at which the respective variation applied to other shares of the same class as the Shares. Any Awards which have Vested or been exercised (as appropriate) within the period from the record date to the date when the Awards are adjusted shall be treated as having Vested or been exercised (as appropriate) with the benefit of the variation.

14.8.3	The Company shall take such steps as the Committee considers necessary to notify Participants of any adjustment made under Rule 14.8.1.

ARM Holdings plc – Rules – Employee Equity Plan

14.8.4	In the event of any other change affecting the Shares, such adjustment may be made as shall be deemed equitable by the Committee to give proper effect to such event.

15.	Clawback

15.1	If this Rule 15 applies to an Award, the Committee may require an adjustment as set out in this Rule 15 at any time during the Clawback Period on such basis as the Committee considers to be fair, reasonable and proportionate where there is an Event.

15.2	If an adjustment as referred to in Rule 15.1 is required, the Committee may require the relevant Participant to:

15.2.1	transfer or procure the transfer to the Company (or to such person as the Company directs) of any Shares he acquired on Vesting, Release or exercise (as appropriate) of an Award (or of any ADRs into which such Shares were converted, where relevant) and that he then holds (legally or beneficially); and/or

15.2.2	to the extent that the Participant no longer holds sufficient Shares (or ADRs, as relevant), make a cash payment to the Company (or to such person as the Company directs) of an amount equal to the amount of proceeds the Participant received on the sale of any such Shares or ADRs (or the proceeds the Participant would have received on a disposal of each such Share or ADR for Market Value if, in the opinion of the Committee, acting reasonably, the proceeds received on sale were manifestly less than Market Value); and/or

15.2.3	to the extent that the Participant was paid cash on Vesting of his Award, make a payment to the Company (or to such person as the Company directs) of some or all of the amount of cash paid on Vesting.

15.3	If the adjustment shall be made pursuant to Rule 15.2.2 or 15.2.3, in determining the amount payable by the Participant, there shall be deducted from the cash payment any taxes and social security or other amounts (wherever arising) actually paid, or due to be paid, by the Participant in respect of the acquisition of the relevant Shares or receipt of cash on Vesting, as appropriate, save to the extent a Participant has claimed or may claim relief in relation to an adjustment pursuant to this Rule 15.

15.4	Where a Participant is required to make a payment in the form of Shares or ADRs in accordance with this Rule 15, the Participant will cease to have any rights in respect of those Shares or ADRs and must do all things as the Committee may require in order to transfer, for no consideration, the legal and beneficial interests in those Shares or ADRs.

16.	Amendments

16.1	The Board of Directors or the Committee may at any time, and from time to time, amend the Plan except that without the prior approval of the shareholders of the Company, no amendment shall be made altering to the advantage of any Participant (except for minor amendments to benefit the administration of the Plan, to take account of a change in the legislation or developments in the law affecting the Plan, or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or for any Group Company) the persons to whom or for whom Shares and any other benefits are provided under the Plan, the limitations on the

ARM Holdings plc – Rules – Employee Equity Plan

number of Shares subject to the Plan and the basis for determining a Participant’s entitlement to Shares and any other benefits and for any adjustment under Rule 14.8.

16.2	Notwithstanding Rule 16.1, the Committee shall have authority to amend the terms of any Award without the consent of the Participant in any manner whatsoever to the extent that it deems it necessary or desirable to procure or attempt to procure that the Award is not and/or does not become subject to any additional excise tax, interest and/or penalties under Section 409A of the Code.

16.3	If any provision of the Plan and/or the terms of any Award or prospective Award granted or proposed to be granted to a Participant or proposed Participant who is subject to taxation under the Code or is likely to become so would or might contravene any US regulations or US treasury guidance promulgated under or in relation to Section 409A of the Code, or would or might cause such Award or prospective Award to be subject to the additional excise tax, interest and/or penalties under Section 409A of the Code, such provisions of the Plan applicable to the affected Award and/or the terms of a subsisting Award and/or the terms of a prospective Award which it is considered may be or may become subject to taxation under the Code shall be automatically modified (in the case of a subsisting Award) or modified in order to maintain to the maximum extent practicable, the original intention of the Plan and/or the terms of the subsisting or other Award without violating the provisions of Section 409A of the Code PROVIDED first, that such modifications would not themselves cause a breach of the Code and secondly that the terms of the Plan and/or the relevant Award will not, as a result, be materially more advantageous to the affected Participant or potential Participant than would otherwise be permitted.

17.	Relationship with Contract of Employment

17.1	This Rule 17 applies during an Eligible Employee’s employment and after the termination of an Eligible Employee’s employment, whether or not the termination is lawful.

17.2	Nothing in the Rules or the operation of the Plan forms part of the contract of employment of an Eligible Employee (or former Eligible Employee). The rights and obligations arising from the employment relationship between the Eligible Employee (or former Eligible Employee) and the relevant Group Company (or former Group Company) are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment and is not a pensionable benefit.

17.3	No Eligible Employee has a right to participate in the Plan. The existence of a contract of employment with any Group Company does not give an Eligible Employee (or former Eligible Employee) any right or entitlement to participate on a particular basis or at all. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year. Even repeated participation in the Plan shall not create future entitlements to participate at all.

17.4	The terms of the Plan do not entitle an Eligible Employee (or former Eligible Employee) to the exercise of any discretion in his favour.

17.5	An Eligible Employee (or former Eligible Employee) will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Eligible Employee (or former Eligible Employee) even if it is unreasonable, irrational or might

ARM Holdings plc – Rules – Employee Equity Plan

otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Eligible Employee (or former Eligible Employee) and his employer (or former employer).

17.6	No Eligible Employee (or former Eligible Employee) has any right (or additional right) to compensation or damages for any loss or potential loss in relation to the Plan, including any loss in relation to:

17.6.1	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

17.6.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; and/or

17.6.3	the operation, suspension, termination or amendment of the Plan.

17.7	By participating in the Plan, an Eligible Employee (or former Eligible Employee) waives any and all rights to compensation and damages in connection with the Plan (including, in particular, those described in Rule 17.6) in consideration for, and as a condition of, the grant of an Award under the Plan.

18.	Data Protection

18.1	By participating in the Plan, an Eligible Employee or a Participant consents to the collection, holding, processing and transfer of personal data provided by the Eligible Employee or Participant to any Group Company, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

18.1.1	administering and maintaining Participant accounts and Participant (and Eligible Employee) records;

18.1.2	implementing, administering and managing the Plan and the grant of Awards and acquisition of Shares or receipt of cash pursuant to Awards;

18.1.3	providing information to Group Companies, the trustee of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

18.1.4	providing information to future purchasers of any Group Company or the business in which the Eligible Employee or Participant works;

18.1.5	transferring information about the Eligible Employee or Participant to a country or territory that may not provide the same statutory protection for the information as the Eligible Employee or Participant’s home country; and

18.1.6	providing information to HM Revenue & Customs or an equivalent overseas tax authority.

18.2	For the purposes of this Rule 18, “personal data” shall mean, in relation to an Eligible Employee or Participant, his name, home address, email address, telephone number, date of birth, National Insurance Number (or equivalent), bank details, details of all rights to acquire Shares or other securities or cash granted to such person and of Shares or other securities issued or

ARM Holdings plc – Rules – Employee Equity Plan

transferred to such person (or to his order) or cash paid to such person pursuant to this Plan and any other personal information which could identify such person and is necessary for the operation or administration of this Plan.

19.	Notices

19.1	Except as otherwise provided in this Plan, any notice or other communication under or in connection with the Plan may be given by any person to an Eligible Employee or Participant personally or sent by post to the Eligible Employee’s or Participant’s work or home address (as last known by the sender to be the Eligible Employee’s or Participant’s address) or given electronically and, subject to Rule 19.4, any notice or other communication given in accordance with this Rule 19.1 shall be deemed to have been given:

19.1.1	upon delivery if given personally;

19.1.2	after 48 hours if sent by post (72 hours if overseas); or

19.1.3	at the time of transmission if given electronically.

19.2	Any notice or other communication sent to an Eligible Employee or Participant shall be deemed to have been duly given notwithstanding that such Eligible Employee or Participant is then deceased (and whether or not any Group Company has notice of his death), except where the Eligible Employee’s or Participant’s Personal Representative have supplied to the Company an alternative address to which documents are to be sent.

19.3	Any notice or other communication to be given under or in connection with the Plan may be given to the Company or another Group Company (as appropriate) or other such person as may be nominated from time to time by the Company or relevant Group Company (as appropriate) personally or sent by post or facsimile transmission or given electronically but shall not in any event be duly given unless it is in the form specified and actually received (or, in the case of an email, opened) by the secretary of the Company or Group Company (as appropriate) or such other person as may be nominated by them from time to time.

19.4	For the purposes of the Plan, an email shall be treated as not having been duly sent or received if the recipient of the email notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or software which could alter, damage or interfere with any computer software or email.

19.5	References in these Rules to notices or other communications being given electronically include those:

19.5.1	sent by SMS text message (to the telephone number last known by the sender to be the person’s telephone number);

19.5.2	sent by email (to the address last known by the sender to be the person’s email address); and

19.5.3	posted on an internal/external portal to which the Eligible Employee or Participant has access.

ARM Holdings plc – Rules – Employee Equity Plan

20.	Stamp Duty

Any UK stamp duty or stamp duty reserve tax payable in respect of a transfer of Shares to, or to the order of a Participant, pursuant to the Plan (other than stamp duty or stamp duty reserve tax payable on a sale of Shares at the direction of the Participant or pursuant to Rule 10) shall be paid by the Company or another Group Company.

21.	Currency Conversion and Transfer

No member of the Group shall be liable for any loss suffered by a Participant due to movements in currency exchange rates or due to any charges imposed by a bank in relation to the conversion or transfer of monies.

22.	Third Party Rights

Except as otherwise expressly stated, neither this Plan nor the grant of any Award nor the UK Contracts (Rights of Third Parties) Act 1999, nor any equivalent statutory provision of any other relevant jurisdiction, shall give any third party any rights under the Plan or any Award and that Act (and any such equivalent provision) shall not apply to this Plan or to the terms of any Award granted under it.

23.	Provisions of the Plan

23.1	Unless the Committee determines otherwise, if any provision of the Plan is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, for the purposes of that jurisdiction:

23.1.1	such provision shall be considered severed; and

23.1.2	the remainder of the provisions of the Plan shall continue in full force and effect as if the Plan had been established with the invalid, illegal or unenforceable provision eliminated.

24.	Termination of the Plan

No Award may be granted after the tenth anniversary of the approval of the Plan by shareholders of the Company but the Plan may be terminated at any earlier time by the Board of Directors or the Committee. Any rights of Participants then subsisting shall remain in force.

25.	Governing Law and Jurisdiction

25.1	The Plan and any Award shall be governed by and construed in all respects in accordance with the laws of England and Wales.

25.2	The courts of England and Wales shall have jurisdiction in respect of any claims, disputes or differences arising under or in connection with the Plan or any Award.

25.3	In relation to the Plan and any documentation relating to or concerning it, the English language versions of the documents will prevail, so that if there is any conflict between the terms or provisions of a document in English and the same document in another language, the document in English will take precedence.

ARM Holdings plc – Rules – Employee Equity Plan

ARM Holdings plc Employee Equity Plan

Schedule 1 – French Schedule

Terms and Conditions

This French Schedule includes special terms and conditions applicable to Conditional Share Awards granted to Eligible Employees situated and/or employed in France. These terms and conditions are in addition to, or if so indicated, in place of, the terms and conditions set forth in the Plan.

The purpose of this French Schedule is to make certain variations to the terms of Plan, in order to satisfy French securities laws, exchange control, corporate law and tax requirements (especially the provisions of Articles L. 225-197-1 et seq. of the French Code de commerce) so that Conditional Share Awards may qualify for favourable income tax and social security treatment in France as set out in article 135 of the Macron Law (loi n° 2015-990 du 6 août 2015 pour la croissance, l'activité et l'égalité des chances économiques).

The rules of the Plan shall apply, subject to the modifications contained in this French Schedule, whenever the Company grants, or the Committee decides to grant, Qualified Conditional Share Awards to Eligible French Employees under this French Schedule. In all other circumstances, where other forms of Awards (other than Qualified Conditional Share Awards) are granted to Eligible French Employees, the rules of the Plan, unamended by this French Schedule, shall apply.

This French Schedule has been approved by the shareholders of the Company (as the empowered foreign corporate body) on 28 April 2016, as required by the French tax authorities.

Amendments to Rule 1 of the Plan (Meaning of words used)

1.	Unless provided otherwise or unless the context requires otherwise, capitalised terms used but not defined in this French Schedule shall have the meaning assigned to them in the Plan.

2.	The terms of Qualified Conditional Share Awards under this French Schedule shall be on similar terms to Conditional Share Awards under the Plan, except to the extent that this French Schedule provides to the contrary. References to Conditional Share Awards in the Plan shall apply to, and include, Qualified Conditional Share Awards, save where expressed not to apply, or save where modified by the terms of this French Schedule (in which case, the terms shall apply as modified).

3.	References to Eligible Employees in the Plan shall apply to Eligible French Employees, save where expressed not to apply, or save where modified by the terms of this French Schedule (in which case, the terms shall apply as modified).

4.	For the purposes of this French Schedule only, the following definitions shall apply:

ARM Holdings plc – Rules – Employee Equity Plan

“Closed Period” has the meaning given in Article L. 225-197-1 of the French Commercial Code, as:

(i)	ten quotation days preceding and three quotation days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii)	any period during which the corporate management of the Company possesses material information which could, if disclosed to the public, significantly impact the quotation of the Company, until ten quotation days after the day such information is disclosed to the public;

“Disability” has the meaning given in the second or third category of Article L.341-4 of the French Code de la sécurité sociale;

“Eligible French Employee” means a salaried employee of the Group, or a corporate officer of the Group who holds the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively président du conseil d’administration, directeur général, directeur général délégué, membre du directoire or gérant);

“Holding Period” means the period (applicable under Article L. 225-197-1 of the French Code de Commerce) following the Vesting of a Qualified Conditional Share Award until at least 2 years after the Date of Grant;

“Qualified Conditional Share Award” means a Conditional Share Award granted to an Eligible French Employee which is intended to satisfy French securities laws, exchange control, corporate law and tax requirements (especially the provisions of Articles L. 225-197-1 et seq. of the French Code de Commerce) in order to qualify for favourable income tax and social security treatment in France as set out in article 135 of the Macron Law (loi n° 2015-990 du 6 août 2015 pour la croissance, l'activité et l'égalité des chances économiques);

5.	For the purposes of this French Schedule only, the following definitions shall replace those as they appear in the Plan:

“Group” means the Company and its Subsidiaries from time to time, and “Group Company” shall be construed accordingly SAVE THAT, for the purposes of the definition of “Other Plan” in in Rules 4.1, 4.2 and 4.3 of the Plan, the usual definition of “Group” shall continue to apply;

“Subsidiary” means:

(i)	a company in which the Company holds, directly or indirectly, at least 10 per cent of the share capital or voting rights;

(ii)	a company holding directly or indirectly at least 10 per cent of the share capital or voting rights of the Company; or

(iii)	a company for which at least 50 per cent of the share capital or voting rights are held by a company which holds at least 50 per cent of the share capital of the Company,

SAVE THAT, for the purposes of the definition of “Other Plan” in Rules 4.1, 4.2 and 4.3 of the Plan, the usual definition of “Subsidiary” shall continue to apply;

ARM Holdings plc – Rules – Employee Equity Plan

“Vesting Date” means the date or dates specified in the Letter of Grant as being the date when all or a proportion of a Qualified Conditional Share Award will Vest, which will on each occasion be on or shortly after an anniversary of the Date of Grant, unless the Committee determines otherwise, but such date or dates shall not be less than one year after the Date of Grant;

Amendments to other Rules of the Plan

For the purposes of this French Schedule only:

6.	Rule 3.3 of the Plan

Rule 3.3. is amended to:

6.1.1	delete the word “and” at the end of Rule 3.3.12;

6.1.2	include the word “and” at the end of Rule 3.3.13; and

6.1.3	include an additional Rule 3.3.14 immediately after Rule 3.3.13 as follows: “the Holding Period (if any)”.

7.	New Rules 4.4, 4.5 and 4.6 of the Plan

New Rules 4.4, 4.5 and 4.6 are inserted immediately following Rule 4.3 as follows:-

“4.4	Notwithstanding any other rule of this Plan, if, at the time of grant of any Qualified Conditional Share Awards, the total number of Shares granted subject to awards made under the Plan and any other employee share plan of the Group, where such awards are granted to all employees subject to the provisions of Articles L.225-197-1 et seq. of the French Code de Commerce, shall exceed the Relevant Percentage of the share capital of the Company in issue at the Date of Grant, Qualified Conditional Share Awards may only be granted over such number of Shares as does not exceed a ratio of 1 to 5 between the smallest and largest awards of Qualified Conditional Share Awards.

4.5	For the purposes of Rule 4.4, the Relevant Percentage shall be:-

4.5.1	if at the same time, Awards are granted under the Plan, or awards are granted under any other share plan of the Group, to all Eligible French Employees employed by a French Group Company, 30 percent; and

4.5.2	in all other cases, 10 percent.

4.6	No Qualified Conditional Share Award shall be granted to an Eligible French Employee who holds 10 percent or more (including any outstanding Awards under the Plan or any Other Plan, subject to provisions of Articles L.225-197-1 et seq. of the French Commercial Code) of the share capital of the Company, or who may hold, as the result of the Qualified Conditional Share Award, 10 percent or more of the share capital of the Company.”

8.	Rule 7.3 of the Plan

Rule 7.3 is amended to include the words “subject at all times to, in respect of a Qualified Conditional Share Award, expiry of a period of one year after the Date of Grant” immediately

ARM Holdings plc – Rules – Employee Equity Plan

after “earliest of the following events:”.

9.	New Rule 7.13 of the Plan

A new Rule 7.13 is inserted immediately following Rule 7.12 as follows:-

“7.13 So that there is a two year period between the Date of Grant and the date that Shares may be freely disposed of by the Participant, as required by Article L.225-197-1 of the French Commercial Code, to the extent that a Qualified Conditional Share Award Vests less than two years after the Date of Grant, the Shares acquired on Vesting shall be subject to the Holding Period, during which period the Shares shall either be held by:-

7.13.1 the Participant, provided he shall agree not to sell, transfer or otherwise dispose of the Shares during such period pursuant to an agreement made between Participant and the Company; or

7.13.2 a nominee on behalf of the Participant, provided that the beneficial ownership of the Shares Vests in the Participant, subject to a restriction on sale, transfer or other disposal of such Shares. On or shortly following expiry of the Holding Period, the Shares shall be capable of being transferred out of the nominee into the name of the Participant.”

10.	Rule 9 of the Plan

Rule 9 is deleted in its entirety.

11.	Rule 10 of the Plan

11.1	Rule 10.1.3 is deleted in its entirety.

11.2	A new Rule 10.2 is included immediately following Rule 10.1.3 as follows:

“The Participants are responsible for reporting the receipt of any income under the Plan, however made, to the appropriate tax authorities.”

12.	New Rules 11.8 and 11.9 of the Plan

New Rules 11.8 and 11.9 are inserted immediately following Rule 11.7 as follows:-

“11.8	Shares cannot be sold or transferred by or on behalf of a Participant during a Closed Period.

11.9	Shares transferred to Participants holding the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively président du conseil d’administration, directeur général, directeur général délégué, membre du directoire or gérant) in the Company or any Group Company shall not be sold or transferred before termination of the Participant’s executive duties. Alternatively, the Committee may decide that a fraction of the Shares transferred to such Participants shall be held by a nominee (provided that the beneficial interest in the Shares vests in the Participant) and will not be available for sale or transfer before termination of the Participant’s executive duties.”

13.	Rule 13 of the Plan

ARM Holdings plc – Rules – Employee Equity Plan

13.1	Rule 13 of the Plan shall continue to apply to Qualified Conditional Share Awards where the Participant Leaves on or after the second anniversary of the Date of Grant, save that Rule 13.2 shall be amended to delete the words “, unless the Committee determines in its absolute discretion within that 30 day period that the Award shall not Vest or be Released until the relevant Vesting Date or Release Date (as appropriate) of the Award”.

13.2	Rule 13 of the Plan applies, but is amended as follows, if a Participant Leaves before the second anniversary of the Date of Grant:-

13.2.2 Rule 13.1.1 is deleted in its entirety and replaced with the following:

“injury (evidenced to the satisfaction of the Committee);”

13.2.2    Rule 13.1 shall be amended so as to delete the paragraph after Rule 13.1.5 and replace it with the following:

“the Committee may determine, in its absolute discretion, within 30 days of a Participant Leaving, that his Award will Vest, and such Award shall Vest on:

(i)	the later of each relevant Vesting Date and the date which is two years after the Date of Grant; or

(ii)	such earlier date or dates as the Committee may determine, which shall not be earlier than two years after the Date of Grant.

In the absence of any such determination, the Award shall lapse at the end of that 30 day period.”

13.2.3    Rule 13.2 shall be amended to delete the words “, unless the Committee determines in its absolute discretion within that 30 day period that the Award shall not Vest or be Released until the relevant Vesting Date or Release Date (as appropriate) of the Award”.

13.2.4     a new Rule 13.2A is inserted immediately following Rule 13.2 as follows:

“13.2A	If a Participant holding a subsisting Award Leaves due to Disability before a Vesting Date of his Award, the Committee shall determine whether his Award shall Vest on:

(i)	each relevant Vesting Date; or

(ii)	such earlier date or dates as the Committee may determine.

13.2.5     Rule 13.3 shall be amended to delete the words “Rule 13.1 or 13.2” immediately after “early in accordance with” and replace them with “Rules 13.1, 13.2 or 13.2A”;

13.2.6     Rule 13.8 shall be amended to delete the words “Rules 13.1 or 13.2” immediately after “other than those specified in” and replace them with “Rules 13.1, 13.2 or 13.2A”; and

13.2.7    new Rules 13.13 and 13.14 shall be inserted immediately following Rule 13.12

ARM Holdings plc – Rules – Employee Equity Plan

as follows:

“13.13    If a Participant dies, or Leaves due to Disability, after Vesting but before the expiry of the Holding Period, the Shares shall no longer be subject to Rule 7.13.

13.14	If a Participant Leaves after Vesting but before the expiry of the Holding Period in any circumstances other than those specified in Rule 13.13, Rule 7.13 shall continue to apply.”

14.	Rules 14.1 to 14.7 of the Plan

14.1	To the extent that the Committee intends for the Qualified Conditional Share Awards to retain favourable tax treatment under this French Schedule, Rules 14.1 to 14.7 shall apply to Qualified Conditional Share Awards in accordance with the provisions of Articles L. 225-197-1-III of the French Commercial Code and 80 quaterdecies of the French Tax Code, and shall be modified or interpreted as necessary in order to comply with these provisions. Accordingly, if Vesting under Rules 14.1 to 14.7 would otherwise occur within two years of the Date of Grant, or if the application of Rules 14.1 to 14.7 would occur within the Holding Period, the Committee may require an unvested Qualified Conditional Share Award not to vest until at least two years after the Date of Grant or may require Shares to continue to be subject to Rule 7.13. Alternatively, the Committee may determine that an unvested Qualified Conditional Share Award shall lapse.

14.2	In the event the Committee does not intend for the Qualified Conditional Share Awards to maintain such favourable tax treatment, Rules 14.1 to 14.7 of the Plan will continue to apply unamended, notwithstanding any potential detrimental tax or social security consequences for the Participant.

15.	Rule 14.8 of the Plan

Rule 14.8 is deleted and replaced with the following:

“14.8. Variation of share capital

On the occurrence of one of the events specified under Article L.225-181 of the French Commercial Code, the Committee may make such adjustments as it considers appropriate to restore the value of any outstanding Qualified Conditional Share Awards. An adjustment made under this Rule 14.8 shall only be permissible to the extent that it is intended to, and that its sole effect is to, restore the value of the granted Qualified Conditional Share Awards to the extent that it is made in compliance with the rules set out in the French Code de Commerce.“

16.	New Rule 16.4 of the Plan

A new Rule 16.4 is inserted immediately following Rule 16.3 as follows:-

“16.4	Except as permitted by Rule 14, an amendment to the provisions of the Plan may only be applied to Qualified Conditional Share Awards already granted to the extent that:-

ARM Holdings plc – Rules – Employee Equity Plan

16.4.1	the proposed change does not affect the qualifying status of the Qualified Conditional Share Awards for tax and social security purposes; and

16.4.2	if the change would adversely affect the existing rights of Participants, affected Participants’ prior consent is obtained.”

17.	New Rule 26 of the Plan

A new Rule 26 is inserted immediately following Rule 25 as follows:

“26 Qualified Conditional Share Awards

26.1	It is intended that Conditional Share Awards shall qualify for the special tax and social security treatment applicable to free shares granted under articles L. 225-197-1 to L.225-197-6 of the French Commercial Code (which came into force after the implementation of the Macron Law on August 7, 2015) and in accordance with the relevant provisions set forth by the French tax and social security laws. The rules of the Plan, the terms of this French Schedule and the terms upon which a Conditional Share Award has been granted shall be interpreted and, where necessary, deemed to be modified, in accordance with the relevant provisions set forth by French tax and social security laws, as well as the relevant administrative provisions.

26.2	If for any reason a Conditional Share Award does not satisfy the requirements of the French tax authorities for favourable income tax and social security treatment, and therefore does not qualify as a Qualified Conditional Share Award, the Company or Committee can take such actions, including (but not limited to) changing the Vesting Date and/or the Holding Period of the Conditional Share Award, as it considers reasonably necessary to achieve such treatment, and the rules of the Plan, the terms of this French Schedule and the terms of the Conditional Share Award shall be interpreted and, where necessary, modified accordingly. The Company and any Group Company shall not be liable for any adverse consequences, legal, tax or otherwise, if and to the extent that Conditional Share Awards do not qualify as Qualified Conditional Share Awards.”

ARM Holdings plc – Rules – Employee Equity Plan